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                            ASSET PURCHASE AGREEMENT



                                 Acquisition By

                     PE ACQUISITION CORP., a subsidiary of

                              PRECISION ECHO, INC.

                              Of All Of The Assets

                                       Of

                          AHEAD TECHNOLOGY CORPORATION



                                OCTOBER 28, 1994









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


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I
     SALE AND PURCHASE OF THE ASSETS ..........................................1

         1.1        Sale and Purchase of the Assets ...........................1
         1.2        Closing; Purchase Price ...................................1
         1.3        Allocation of Purchase Price ..............................2
         1.4        Assumption of Liabilities .................................2



ARTICLE II
     REPRESENTATIONS AND WARRANTIES ...........................................2

         2.1        Representations and Warranties of the Seller,
                    the Shareholder and Arthur Honegger,
                    president of the Seller ...................................2

                    2.1.1         Ownership and Condition of Assets ...........2
                    2.1.2         Authority for Agreements ....................3
                    2.1.3         Corporate Status ............................3
                    2.1.4         Investments .................................3
                    2.1.5         Capitalization ..............................4
                    2.1.6         Financial Statements ........................4
                    2.1.7         Undisclosed Liabilities .....................4
                    2.1.8         Absence of Changes ..........................4
                    2.1.9         Taxes .......................................6
                    2.1.10        Properties ..................................7
                    2.1.11        Material Contracts ..........................8
                    2.1.12        Accounts Receivable; Inventories ...........10
                    2.1.13        Intellectual Property and
                                  Proprietary Information ....................10
                    2.1.14        Insurance ..................................11
                    2.1.15        No Compensation ............................11
                    2.1.16        Litigation .................................11
                    2.1.17        Environmental Condition and
                                  Governmental Authorizations ................12
                    2.1.18        Affiliate Transactions .....................13
                    2.1.19        Employees, Labor Matters, etc ..............13
                    2.1.20        ERISA ......................................14
                    2.1.21        Products; Product and Service
                                  Warranties .................................15
                    2.1.22        Selling Material and Policies ..............15
                    2.1.23        Brokers, Finders, etc ......................15
                    2.1.24        Accounts Payable ...........................15
                    2.1.25        Disclosures ................................15

         2.2  Representations and Warranties of the Buyer ....................16

                    2.2.1         Corporate Status ...........................16
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                                                                            Page
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                    2.2.2         Authority for Agreements ...................16
                    2.2.3         Brokers, Finders, etc ......................16

ARTICLE III
     COVENANTS ...............................................................17

         3.1        Covenants of the Sellers .................................17

                    3.1.1         Conduct of Business until the
                                  Closing Date ...............................17
                    3.1.2         No Solicitation ............................18
                    3.1.3         Access for Due Diligence ...................18
                    3.1.4         Financials, etc ............................19
                    3.1.5         Public Announcements .......................19
                    3.1.6         Filings and Authorizations .................19
                    3.1.7         Further Assurances .........................19
                    3.1.8         Access to Tax Information ..................20
                    3.1.9         Covenant Not to Compete ....................20

         3.2        Covenants of the Buyer ...................................21

                    3.2.1         Public Announcements .......................21
                    3.2.2         Filings ....................................21
                    3.2.3         Access to Tax Information ..................21

ARTICLE IV
     CONDITIONS PRECEDENT ....................................................21

         4.1        Conditions to Obligations of Each Party ..................21

                    4.1.1         ............................................21
                    4.1.2         ............................................21
                    4.1.3         No Injunction, etc .........................22

         4.2        Conditions to Obligations of the Buyer ...................22

                    4.2.1         Representations; Performance ...............22
                    4.2.2         Tender of All Assets .......................22
                    4.2.3         U.S. Patent No. 4845816 ....................22
                    4.2.4         Other Assets ...............................22
                    4.2.5         Governmental Approvals .....................23
                    4.2.6         Consents....................................23
                    4.2.7         Lease.......................................23
                    4.2.8         Opinion of Counsel..........................23
                    4.4.9         Proceedings.................................23
                    4.2.10        Buyer's Responsibility for
                                  Certain Taxes ..............................23
                    4.2.11        Satisfactory Completion of Due
                                  Diligence ..................................23

         4.3  Conditions to Obligations of the Seller ........................24

                    4.3.1         Representations; Performance ...............24

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                                                                            Page
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                    4.3.2         Further Agreements .........................24
                    4.3.3         Opinion of Counsel .........................24
                    4.3.4         Corporate Proceedings ......................24

ARTICLE V
     TERMINATION .............................................................24

         5.1        Termination ..............................................24

ARTICLE VI
     DEFINITIONS; MISCELLANEOUS ..............................................25

         6.1        Definition of Certain Terms ..............................25
         6.2        Indemnification ..........................................32
         6.3        Survival of Representations and
                    Warranties, etc. .........................................35
         6.4        Representation by Counsel ................................36
         6.5        Expenses .................................................36
         6.6        Severability .............................................36
         6.7        Notices ..................................................36
         6.8        Miscellaneous ............................................37

                    6.8.1         Headings ...................................37
                    6.8.2         Entire Agreement ...........................37
                    6.8.3         Counterparts ...............................37
                    6.8.4         Governing Law ..............................37
                    6.8.5         Binding Effect .............................38
                    6.8.6         Assignment .................................38
                    6.8.7         No Third Party Beneficiaries ...............38
                    6.8.8         Amendment; Waivers .........................38



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


                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of October 28, 1994, between PRECISION ECHO ACQUISITION CORP. a Delaware corporation (the "Buyer") and a subsidiary of Precision Echo, Inc., a Delaware corporation, and AHEAD TECHNOLOGY CORPORATION, a California corporation (the "Seller"), and a subsidiary of Datec AG, a Lichtenstein corporation (the "Shareholder").

                              W I T N E S S E T H:

     WHEREAS, the Seller wishes to sell or transfer to the Buyer and the Buyer wishes to purchase from the Seller all of the Assets on the terms and conditions and for the consideration described below in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:


                                   ARTICLE I

                        SALE AND PURCHASE OF THE ASSETS

     1.1 Sale and Purchase of the Assets. Subject to the terms and conditions hereof, the Seller will sell, transfer, convey, assign and deliver all of the Assets of Seller to the Buyer and the Buyer will purchase all of the Assets from the Seller for an aggregate purchase price (the "Purchase Price") payable to the Seller at the Closing (as such term and other capitalized terms used herein are defined in section 6.1).


     1.2 Closing; Purchase Price. The closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of Precision Echo at 10:00 a.m. on November 17, 1994 or such other time and date as the parties may agree to in writing (the "Closing Date"). At the Closing:

          1.2.1 The Seller shall deliver to the Buyer, free and clear of any Lien, all of the Assets by delivery of instruments of conveyance and such other documents, certificates and opinions as are specified herein.

          1.2.2 The Buyer shall pay to Seller by certified check or wire transfer of immediately available funds the cash portion of the Purchase Price of $1,110,434.00.

     1.3 Allocation of Purchase Price. The parties agree to allocate the aggregate of the Purchase Price among the respective Assets and the covenants not to compete delineated in Section 3.1.9 below. Buyer shall prepare an allocation schedule in accordance with Section 1060 of the Code, and the parties shall cooperate with each other and provide such information as either of them shall reasonably request. The parties shall each report the federal, state, local and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation schedule.

     1.4 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing Buyer will assume and agree to pay or satisfy all of the following liabilities relating to the Assets and existing at or arising after the Closing Date (collectively, the "Assumed Liabilities"):

          (a) all liabilities, obligations and commitments relating exclusively to the Assets that are (a) reflected on the Seller's most recent Financial Statement, defined in Section 2.1.6 below and attached as Schedule 1.4(a) hereto, or (b) incurred after the date of such balance sheet in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement and are not, individually or in the aggregate, material to the business conducted with the Assets, but excluding any and all income, franchise or withholding taxes;

          (b) all liabilities, obligations and commitments arising out of the agreements, contracts and commitments, if any, set forth on Schedule 1.4(b) hereto, but not including any liabilities in respect of any breach thereof occurring prior to the Closing Date.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of the Seller, the Shareholder and Arthur Honegger, president of the Seller. Seller, the Shareholder and Honegger jointly and severally represent and warrant to Buyer as follows:

          2.1.1 Ownership and Condition of Assets. The Seller has, or at the Closing will have, good and marketable title to all the Assets, free and clear of any claim, pledge, lien, security interest, or other encumbrance or encroachment, whether arising by operation of any law, judgment, decree or

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

agreement, except those claims, pledges, liens, security interests or other encumbrances or encroachments identified in Section 2.1.1 of the Disclosure Schedule.

          2.1.2 Authority for Agreements. The Seller and the Shareholder have the legal capacity to execute and deliver this Agreement and the assignments of U.S. Patent No. 4845816 (collectively, the "Transaction Agreements"), and to perform their obligations under the Transaction Agreements and to consummate the transactions contemplated by each such Agreement. The Transaction Agreements constitute the valid and legally binding obligations of the Seller and the Shareholder. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not conflict with or result in any violation of or default under any provision of the certificate of incorporation or bylaws (or comparable documents) of the Seller or the Shareholder or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller or the Shareholder, or any of the properties of the Seller or the Shareholder. Except as specified in section 2.1.2 of the Disclosure Schedule, no consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required on the part of the Seller or the Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as specified in section 2.1.2 of the Disclosure Schedule, no consent of any third party is required to be obtained by the Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          2.1.3 Corporate Status. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. The Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in section 2.1.3 of the Disclosure Schedule, which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification necessary and where the failure to so qualify may give rise (individually or in the aggregate) to a Material Adverse Effect. The Seller has delivered to the Buyer complete and correct copies of the certificate of incorporation and bylaws of the Seller, as in effect on the date hereof.

          2.1.4 Investments. The Seller has no subsidiaries and does not own any shares of capital stock or other securities of, or any interest in any Person, other than items properly includable as cash equivalents on the Seller's balance sheet and

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

the securities listed in section 2.1.4 of the Disclosure Schedule. The
Seller does not own or have any direct or indirect financial interest in any Person which is, or during the last five years has been, engaged in the design, development, manufacture or marketing of the Products.

          2.1.5 Capitalization. All issued and outstanding shares of the capital stock of the Seller have been duly authorized and validly issued and are fully paid and nonassessable. All of such issued and outstanding shares of the Seller are owned by the Shareholder.

          2.1.6 Financial Statements. The Seller has delivered to the Buyer unaudited financial statements for calendar years 1992 and 1993 and for the monthly periods ended since the 1993 financial statement (the "Financial Statements"). The most recent monthly Financial Statement delivered to Buyer shall be referred to herein as "the most recent Financial Statement." The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto. The balance sheets included in the Financial Statements present fairly the financial position of the Seller as at the respective dates thereof, and the statements of income and retained earnings and statements of cash flows included in the Financial Statements present fairly the results of operations of the Seller for the respective periods indicated.

          2.1.7 Undisclosed Liabilities. Except as disclosed in this Agreement or section 2.1.7 of the Disclosure Schedule or except as disclosed or reserved against in the Financial Statements, or incurred in the ordinary course of business of the Seller subsequent to the date of the most recent Financial Statement and not prohibited by this Agreement, the Seller does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

          2.1.8  Absence of Changes. Since May 1, 1994, except as specified in section 2.1.8 of the Disclosure Schedule, the Seller has not:

                (a) undergone any adverse change in its condition (financial or other), properties, assets, liabilities, business, operations or prospects, other than changes of a general economic or political nature which do not affect the Seller uniquely;

                (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

                (c) issued or sold any shares of its capital stock of any class or any options, warrants or conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

                (d) other than in the ordinary course of business, incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt outstanding as of September 23, 1994;

                (e) mortgaged, pledged or subjected to any Lien any of its properties or assets, tangible or intangible;


                (f) acquired or disposed of any assets or properties, or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

                (g) forgiven or cancelled any debts or claims, or waived any rights except in the ordinary course of business;

                (h) entered into any agreement, commitment or other transaction other than agreements involving an expenditure of $5,000 or less in the aggregate and other than agreements in the ordinary course of business, or entered into any agreement which, pursuant to its terms, is not cancellable without penalty on less than 30 days' notice;

                (i) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form;

                (j) adopted or amended in any material respect, any employment, collective bargaining, bonus, profitsharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding);

                (k) suffered any damage, destruction or loss (whether or not covered by insurance) which had or may have (individually or in the aggregate) a Material Adverse Effect;

                (1) suffered any strike or other employment-related problem which had or may have (individually or in the aggregate) a Material Adverse Effect;

                (m) suffered any loss of employees or customers which had or may have (individually or in the aggregate) a Material Adverse Effect;

                (n) amended its certificate of incorporation or bylaws (or comparable documents);

                (o) changed in any respect its accounting practices, policies or principles;

                (p) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or as guarantor or otherwise with respect to the obligations of others), except in the ordinary course of business;

                (q) granted any rights or licenses under any of its trademarks, tradenames or patents (or under U.S. Patent No. 4845816) or entered into any licensing or distributorship agreements; or

                (r) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment.

          2.1.9 Taxes. (a) Except as disclosed in section 2.1.9 of the Disclosure Schedule, the Seller has duly filed all federal, state and local Returns which are required to be filed by it prior to the date hereof and has paid all Taxes which are shown thereon to be due and all other Taxes imposed by law upon it or any of its properties, assets, income, receipts, payrolls, transactions, capital, net worth or franchises which have become due and payable. Except as disclosed in section 2.1.9 of the Disclosure Schedule, the Taxes payable set forth in the Financial Statements are adequate to cover all liabilities for Taxes of the Seller with respect to all assets held and activities conducted by the Seller on or prior to the Closing Date, other than liabilities for Taxes incurred in the ordinary course of business subsequent to the date of the most recent Financial Statement and permitted by this Agreement. No transfer, property or other Taxes are or will be payable (including, without limitation, as a result of an audit or other official inquiry before or after the Closing) by the Buyer or the Seller in respect of the sale by the Seller. No tax liens have been filed and neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of the Seller after due inquiry, threatening to assert against the Seller any deficiency or claim for additional Taxes. Except as provided in section 2.1.9 of the Disclosure Schedule, no Return of the Seller is currently under audit by the Internal Revenue Service or by the taxing authorities of any other jurisdiction. The Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any federal, state or local Tax. Without limiting the foregoing, the Seller has no knowledge of any actual claim for any additional Tax to be imposed upon the Seller for the periods ending on or prior to the Closing Date in excess of the accruals of the Seller set forth in the Financial Statements with respect to Taxes. The federal, state and local tax returns of the Seller have been examined by the appropriate taxing authority, or the statutes of limitations with respect to the relevant income or franchise tax liability have expired, for all tax periods through and including the tax period listed with respect to each such jurisdiction set forth in section 2.1.9 of the Disclosure Schedule.

                (b) No consent or agreement under Section 341(f) of the Code is in effect with respect to the Seller.

                (c) Except as provided in section 2.1.9 of the Disclosure Schedule, the Seller has not (i) agreed to and is not required to make any adjustment under Section 481(a) of the Code or Revenue Procedure 87-32 (or any successor thereto), by reason of a change in method of accounting or otherwise;
(ii) ever been included in a combined or consolidated income tax return; (iii) ever owned stock representing 50% or more of the voting power or value of another corporation; (iv) entered into any agreement or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (v) consummated any transaction with another corporation that is owned, directly or indirectly, by the Seller on other than an arms-length basis within the meaning of Section 482 of the Code and the regulations thereunder; or (vi) entered into any tax sharing agreements or similar arrangements.

                (d) No (i) setting aside, accrual, reservation or entry upon the books of the Seller or (ii) disclosure on the Disclosure Schedule or pursuant to this Section 2.1.9 shall affect the express obligations that the Seller otherwise has under Section 6.2(b), provided that there shall not be any duplicative payments with respect to the same item.

          2.1.10 Properties. (a) Section 2.1.10(a) of the Disclosure Schedule contains a complete and correct list of all real property and interests therein owned or leased by the Seller (the "Real Property"). Section 2.1.10(a) of the Disclosure Schedule contains a complete and correct list of all tangible personal property having an original cost to the Seller in excess of $5,000 and reflected in the Financial Statements or acquired after the date of the most recent Financial Statement (except to the extent disposed of since such date in the ordinary course of business). The Seller has good and marketable title to all real and personal property owned by it, and valid leasehold interests in all real and personal property leased by it, in each case free and clear of all Liens, except (i) as indicated in section 2.1.10(a) of the Disclosure Schedule,
(ii) liens for current taxes not due and payable, (iii) Statutory liens incurred in the ordinary course of business which do not have or could not have a Material Adverse Effect, (iv) encumbrances and easements which do not materially detract from the value or materially interfere with the use of the properties affected thereby (the exceptions described in the foregoing clauses
(i), (ii), (iii) and (iv) being referred to as "Permitted Encumbrances").

                (b) Neither the Real Property nor any current use thereof by the Seller violates any local zoning or similar land use law or other governmental regulation. No current use by the Seller of any of its properties or assets is dependent on a nonconforming use or other permit the absence of which would materially limit the use of such properties or assets in the Seller's business as now conducted. All structures and all machinery and equipment of the Seller are fully located within the lines of record title. There do not exist any unsafe conditions on, material defects in, or need for repair to, any portion of the Real Property.

                (c) Schedule 2.1.10(c) of the Disclosure Schedule contains a list which is complete and correct in all material respects of all leases and conditional sales or other title retention agreements involving annual payments by the Seller in excess of $5,000. The Seller has delivered to the Buyer complete and correct copies of all leases and other agreements with respect to the Real Property and all such leases and other agreements are valid, subsisting and effective in accordance with their terms; and there does not exist thereunder any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by the Seller or, to the best knowledge of the Seller after due inquiry, any other party thereto.

                (d) Except as specified in section 2.1.10(d) of the Disclosure Schedule (i) all structures and other improvements located on the Real Property and all tangible personal property currently in use by the Seller are in good operating condition and repair, subject to ordinary wear and tear, are suitable for the purposes for which they are used, are performing the functions for which they were intended and are not obsolete, (ii) all items of personal property have performed at commercially reasonable standards since the later of 12 months prior to the date hereof and the time of their acquisition and are being used by the Seller as of the date hereof in connection with the business and operations of the Seller, (iii) no repairs or other expenditures are presently required to be made on any structure, improvement, machinery or equipment so as to maintain such asset in its present condition, which repairs or capital expenditures would in the aggregate involve the expenditure of more than $5,000, and (iv) to the best of Seller's knowledge after due inquiry, no extraordinary or unusual capital expenditures in excess of $25,000 in the aggregate will be required in connection with the business and operations of the Seller in the two years following the Closing Date to permit such business to be conducted in substantially the same manner as it has been conducted in the past.

          2.1.11 Material Contracts. Section 2.1.11 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types, written or oral, to which the Seller is a party or by which the Seller or its properties are bound as of the date hereof: (a) mortgages, indentures, security agreements, letters of credit, loan agreements and other agreements, guarantees and instruments relating to the borrowing of money or extension of credit; (b) employment, consulting, severance and agency agreements; (c) collective bargaining agreements; (d) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, trusts or funds for the benefit of employees, officers, agents and directors (whether or not legally binding); (e) sales agency, manufacturer's representative or distributorship agreements; (f) agreements, orders or commitments for the purchase of raw materials, supplies or finished products exceeding $5,000; (g) agreements, orders or commitments for the sale of its products exceeding $5,000; (h) licenses of patent, copyright, tradenames, trademark, transfer of technology or know how and other intellectual property rights; (i) agreements or commitments for capital expenditures in excess of $5,000 for any single project (it being warranted that all undisclosed agreements or commitments for capital projects do not exceed $10,000 in the aggregate for all projects); (j) brokerage or finder's agreements; (k) joint venture and partnership agreements; and (1) other agreements, contracts and commitments which in any case involve payments or receipts of more than $5,000. The Seller has delivered to the Buyer complete and correct copies of all such written agreements, contracts and commitments, together with all amendments thereto, and accurate descriptions of all oral agreements. Such agreements, contracts and commitments are in full force and effect and, except as disclosed in section 2.1.11 of the Disclosure Schedule, there does not exist thereunder any default or event or condition or course of dealing which, after notice or lapse of time or both, would constitute a default thereunder on the part of the Seller or, to the best knowledge of the Seller after due inquiry, any other party thereto or would provide a basis for any creditor of the Seller, or any party to such agreements, contracts or commitments, to challenge the extent, validity or priority of the interest of any other party to such agreements, contracts or commitments. No agreement, contract or commitment to which the Seller is a party or by which it or any of its properties is bound is unusually burdensome, restrictive or unfavorable to the Seller or materially and adversely affects or in the future may (so far as the Seller can now reasonably foresee) materially and adversely affect the business of Seller. All agreements, contracts or commitments to which the Seller is a party or by which it or any of its properties is bound (other than contracts as to which the Seller is the sole party), including those with affiliates of the Seller, reflect terms no less favorable to the Seller than could be obtained from unaffiliated third parties. The Seller has no outstanding powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

          2.1.12 Accounts Receivable; Inventories. The accounts receivable of the Seller reflected on the most recent Financial Statement (except those collected since such date) and such additional accounts receivable as are reflected on the books of the Seller are good and collectible except to the extent reserved against thereon or as disclosed in section 2.1.12(a) of the Disclosure Schedule. All such accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Seller. The inventories reflected on the Financial Statements and those inventories owned by the Seller on the date hereof are in good, merchantable and usable condition and have been reflected on the Financial Statements at the lower of cost and market (on the first-in first-out method) in accordance with GAAP. Such inventories include no obsolete or discontinued items, except to the extent reserved against on the Financial Statements or except as disclosed in section 2.1.12(c) of the Disclosure Schedule.

          2.1.13  Intellectual Property and Proprietary Information. Section
2.1.13 of the Disclosure Schedule contains a complete and correct list and accurate summary description of all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, substitutions or extensions thereof) all registered and unregistered trademarks, service marks, trade names, brand names, fictitious names, certification marks, slogans, names, letters, marks, logos and symbols, and all applications for registration or renewal of registration of any of the foregoing, used, owned or claimed by or licensed to the Seller; all copyright registrations, copyright applications and material unregistered copyrights, owned by or licensed to the Seller, used in or necessary to the business of Seller throughout the world; and all similar property rights (collectively, the "Intellectual Property"). The Seller is the owner of all of the Intellectual Property and except as set forth in section
2.1.13 of the Disclosure Schedule, the Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign to the full extent necessary and, to the extent any ownership of the Intellectual Property is registrable, the Seller is also the registered owner thereof, in each case free and clear of all licenses or Liens except as specified in section 2.1.13 of the Disclosure Schedule. Except as disclosed in section 2.1.13 of the Disclosure Schedule, the Seller owns, or possesses adequate rights to use, all the Intellectual Property and all inventions, processes, designs, formulae, techniques, trade secrets, know-how, confidential information and other proprietary rights (collectively, the "Proprietary Information") necessary for or material to the conduct of the business of Seller, with no conflict with or infringement on the rights of others. Except as disclosed in section 2.1.13 of the Disclosure Schedule, the Seller has taken all steps reasonably necessary to preserve the confidential nature of the Proprietary Information, no third party is infringing upon any of the Intellectual Property or Proprietary Information, no claim exists that any of the Intellectual Property or Proprietary Information is not valid or enforceable by the Seller and none of the Intellectual Property or Proprietary Information is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency. Except as disclosed in section 2.1.13 of the Disclosure Schedule, the Seller has not taken or omitted to take any action which would have the effect of waiving any of its rights under any of the Intellectual Property or Proprietary Information. The Seller has the right to use, free and clear of any royalties, claims or rights of others, all of the Intellectual Property and Proprietary Information. The Seller has all manufacturing instructions, techniques, formulae and processes described in written documentation necessary for or material to the conduct of the business of Seller or the manufacture of the products ("Confidential Processes") which a person reasonably skilled in the art can follow to manufacture the products sold by the Seller as previously and presently manufactured by the Seller. Without limiting the generality of the foregoing, the Shareholder's interest in U.S. Patent No. 4845816 is represented and warranted to be in conformity with the provisions of this Section 2.1.13, except as may be disclosed in Section 2.1.13 of the Disclosure Schedule.

          2.1.14 Insurance. Section 2.1.14 of the Disclosure Schedule contains a complete and correct list and accurate summary description of all insurance policies maintained by the Seller. The Seller has delivered to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Seller has complied in all material respects with the terms and provisions of such policies.

          2.1.15 No Compensation. There have been no agreements made between Arthur Honegger and the Seller, the Shareholder or an affiliate thereof to provide Honegger with a commission, bonus or other form of compensation contingent upon or related to the negotiation or consummation of the transactions contemplated hereby or hereunder, nor will Honegger receive any such compensation.

          2.1.16 Litigation. Except as disclosed in section 2.1.16 of the Disclosure Schedule, there is no judicial or administrative action, suit, proceeding or investigation pending or, to the best of the Seller's knowledge after due inquiry, threatened which has or could have a Material Adverse Effect or result in any liability in an amount in excess of $5,000 in the aggregate on the part of the Seller, or which involves or could involve the validity of this Agreement or of any action taken or to be taken in connection herewith; nor has any such action, suit, proceeding or investigation been pending within the five
(5) years preceding the date hereof. The Seller has delivered or made available to the Buyer copies of the files of the Seller containing all information with respect to (i) complaints relating to product design, adequacy or performance, and (ii) claims made or threatened which the Seller has put in the hands of its insurance carriers relating to personal or other injuries or other damages resulting from the manufacture, sale or use of any products manufactured or sold by the Seller.

          2.1.17 Environmental Condition and Governmental Authorizations. Except as specified in section 2.1.17 of the Disclosure Schedule:

                (a) All Real Property is free from contamination from any Hazardous Materials. The Seller has not caused or suffered, nor, to the best knowledge of the Seller after due inquiry, has any other party previously involved in operations at any Premises caused or suffered, any Environmental Damages.

                (b) There has been no emission, spill, release or discharge of a Hazardous Material on, at or beneath the Premises.

                (c) Neither the Seller nor, to the best of the Seller's knowledge, any prior owner or occupant of the Premises has received notice of any alleged violation of Environmental Requirements, or notice of any alleged liability for Environmental Damages in connection with the Premises; and there exists no writ, injunction, decree, order or judgment outstanding, nor any claim, suit, proceeding, citation, fine, penalty, directive, summons or investigation, pending or threatened, relating to the ownership, use, maintenance or operation of the Premises by any Person, or to alleged violation of Environmental Requirements, or to the suspected presence of Hazardous Material thereon, nor, to the best knowledge of the Seller after due inquiry, does there exist any basis for such claim, suit, proceeding, citation, fine, penalty, directive, summons or investigation being instituted or tiled.

                (d) The Seller has complied at all times with the release, discharge and notification requirements of the Hazardous Substance Account Act (Cal. Health & Safety Code, Section 25300 et seq.) and the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.).

                (e) There is not constructed, placed, deposited, stored, disposed of or located on the Real Property any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment or structures which contain hydrolic or dielectric fluid containing PCBs, or any asbestos containing materials.

                (f) The Seller has no knowledge of any alleged liability for Environmental Damages of any alleged violation of Environmental Requirements asserted against any of the owners or occupants of any real property located in the vicinity of any of the Premises.

                (g) The Seller has in its possession all Governmental Approvals required to operate in compliance with all Applicable Laws, and the Seller is presently in compliance with the terms, conditions and limitations of each such Governmental Approval.

          2.1.18 Affiliate Transactions. Section 2.1.18 of the Disclosure Schedule contains a complete and correct list of all agreements or arrangements (whether or not written) between the Seller and any shareholder, officer, director or employee (or family member thereof) of the Seller currently in effect or to be performed in the future. Other than such agreements or arrangements, if any, there has been no transaction between the Seller and any shareholder, officer, director or employee (or family member of any thereof) of the Seller in effect within the two-year period immediately preceding the date hereof which involved payments to, or from, or for the benefit of, any such shareholder, officer, director or employee (or family member thereof) (other than (a) salary and bonus paid as part of the employment relationship for services rendered (including directors' fees) and (b) contributions by the Seller under any of its Plans). Except as set forth in section 2.1.18 of the Disclosure Schedule, no shareholder, officer, director or employee (or family member of any thereof) of the Seller owns, directly or indirectly, on an individual or joint basis, greater than a 5% interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of the Seller or any Person or entity which has a contract or arrangement with the Seller.

          2.1.19 Employees, Labor Matters, etc. (a) Section 2.1.19 of the Disclosure Schedule contains a complete and correct list of the names of all directors, officers and salaried employees of the Seller. There is no payment that has not been paid for more than 30 days past the date on which such payment would ordinarily be made in the ordinary course of business that is owed by the Seller to any of its directors, officers, employees, trustees, agents, brokers, representatives or other personnel, current and former, or any beneficiaries, dependents or survivors of the foregoing (including, without limitation, expense reimbursement and severance payments), in accordance with the terms of their respective employment arrangements or under their employment, severance or agency agreements, if any.

                (b) Except as set forth in section 2.1.19 of the Disclosure Schedule, there has not been any (i) unfair labor practice complaint against the Seller before the National Labor Relations Board; (ii) labor strike, dispute, or work stoppage actually pending or, to the best of the Sellers' knowledge after due inquiry, threatened against or affecting the Seller; (iii) representation petition respecting the employees of the Seller filed with the National Labor Relations Board; or (iv) arbitration proceeding arising out of or under collective bargaining agreements pending against the Seller.

          2.1.20 ERISA. (a) Each Plan that is intended to qualify under Section 401(a) of the Code or similar provision of foreign law is so qualified. The Seller has performed all obligations required to be performed by it by the terms of the Plans and applicable laws, rules and regulations. The Seller has complied in all material respects with all applicable laws, rules and regulations relating to each Plan.

                (b) The Seller has not, and the Seller has no knowledge that any other party in interest (as defined in section 3(14) of ERISA) to any Plan has, engaged in any transaction with respect to any Plan in connection with which the Seller or any other party in interest could be subjected to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                (c) No Plan which is a "defined benefit plan" (as defined in section 3(35) of ERISA) or any trust created under any such Plan has been terminated since September 2, 1974. No material liability to the Pension Benefit Guaranty Corporation (the "PBGC"), other than annual premium payments, has been or is expected by the Seller to be incurred by the Seller with respect to any Plan. There has been no reportable event (within the meaning of section 4043(b) of ERISA), which at the time of such event required notification within 30 days to the PBGC. There has been no other reportable event with respect to any Plan which could result in a liability to the business of the Seller as a result thereof. There has been no event or condition which presents a risk of termination of any such Plan by the PBGC.

                (d) Full payment has been made of all amounts which the Seller is required under the terms of each Plan to have paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof or, if later, the most recent date as of which such amount is required to be paid under such Plan (and, with respect to any Plan that is subject to Section 412(m) of the Code, all payments required to be made have been paid on or before each required installment due date (as defined in Section 412(m) of the Code) preceding the date hereof), and, with respect to any Plan, no accumulated funding deficiency (as defined in section 302 of ERISA and Section 412 of the Code), whether or not waived, exists. There has been no failure to make any payment due prior to the date hereof that is or could become a liability of the Company under Section 412(c) of the Code.

                (e) The present value as of the date of the most recent Financial Statement of all accrued benefits under all Plans subject to Section 412 of the Code did not, as of such date, exceed the current value of the assets of such Plans allocable to such accrued benefits. The terms "present value,"
"current value" and "accrued benefit" have the meanings specified in section 3 of ERISA.

                (f) No Plan is a Multiemployer Plan and the Seller has not withdrawn or partially withdrawn from any Multiemployer Plan under circumstances giving rise to a withdrawal liability under ERISA.

                (g) Neither the Seller nor any corporation, trade or business under common control with the Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has engaged in any transaction since January 1, 1986 described in section 4069(a) of ERISA.

                (h) No Plan provides for the payment of any welfare benefit (as defined in section 3(1) of ERISA) to any former or retired employee of the Seller or any of the Affiliates, except as may be required by Section 4980B of the Code or section 601 of ERISA.

                (i) No Plan provides for the payment of severance benefits upon termination of employment.

          2.1.21 Products; Product and Service Warranties. (a) Section 2.1.21(a) of the Disclosure Schedule contains a complete and correct list of all the products currently marketed by the Seller in connection with the business of the Seller (the "Products").

                (b) Section 2.1.21(b) of the Disclosure Schedule sets forth the standard product and service warranty policies of the Seller in respect of the business of the Seller.

          2.1.22 Selling Material and Policies. The Seller has delivered to the Buyer copies of all catalogues, brochures or other descriptive material advertising or promoting the Products and have set forth in section 2.1.22 of the Disclosure Schedule descriptions of the discount policies, if any, generally adhered to by the Seller in respect of the business of the Seller.

          2.1.23 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Seller or the Buyer for any brokerage or finder's commission, fee or similar compensation.

          2.1.24 Accounts Payable. Section 2.1.24 of the Disclosure Schedule sets forth a complete and accurate list of the Seller's accounts payable as of the date hereof.

          2.1.25 Disclosures. Neither this Agreement nor the Disclosure Schedule, nor any certificate or other document furnished by the Seller to the Buyer or any agent or representative of the Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein and herein not misleading. There is no fact presently known to the Seller (other than matters of a general economic or political nature which do not affect the Seller uniquely) which has, or in the future may have (so far as the Seller can now reasonably foresee), a Material Adverse Effect, which has not been set forth herein or in the Disclosure Schedule.

     2.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

          2.2.1 Corporate Status. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          2.2.2 Authority for Agreements. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Employment Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by such Agreements. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereunder have been duly authorized by the Board of Directors of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not conflict with or result in any violation of or default under any provision of the certificate of incorporation or bylaws of the Buyer, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated, except for a filing with the Securities and Exchange Commission on form 8K, if applicable.

     2.2.3 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

                                  ARTICLE III

                                   COVENANTS

     3.1 Covenants of the Sellers.

          3.1.1 Conduct of Business until the Closing Date. From September 23, 1994 to the Closing Date, except as contemplated by this Agreement or otherwise consented to by the Buyer in writing, the Seller shall:

               (a) carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing Date;

               (b) maintain all its material structures, equipment and other tangible personal property currently in use in good operating condition and repair, except for ordinary wear and tear;

               (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

               (d) pay accounts payable and other obligations when they become due and payable in the ordinary course of business;

               (e) perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

               (f) maintain its books of account and records in the usual, regular and ordinary manner;

               (g) comply in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses and other governmental authorizations or approvals applicable to it or any of its properties;


               (h) not amend its certificate of incorporation or bylaws;

               (i) not enter into or assume any agreement, contract or commitment of the character required to be disclosed in section 2.1.11, except for agreements of the character referred to in clauses (f) and (g) thereof in the ordinary course of business;

               (j) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

               (k) not take any action the taking of which would result in a violation of any of the representations and warranties set forth in clauses (a) through (j) and (n) through (r) of section 2.1.8;

               (1) promptly advise the Buyer in writing of any change which, individually or in the aggregate, has or could have a Material Adverse Effect on the Company Business or breach this section 3.1.1;

               (m) cooperate with Buyer in order to assure Buyer and its agents or representatives access to the customers and suppliers of Seller; and

               (n) make no distributions, dividends or other payments to the Shareholder or its affiliates.

          3.1.2 No Solicitation. During the term of this Agreement, the Seller shall not, (i) solicit queries or proposals for, or enter into any discussions with respect to, the acquisition of the Shares or any other shares of the Seller's Common Stock or the business or all, or substantially all, of the assets of the Seller or (ii) furnish or cause to be furnished any nonpublic information concerning the business of the Seller to any Person (other than the Buyer and its agents). The Seller shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any of the Assets.

          3.1.3 Access for Due Diligence. So long as this Agreement remains in effect, the Seller shall give to the Buyer and the Buyer's accountants, counsel, environmental consultants, employees and other representatives, full access to all of its properties, books, contracts, commitments, reports and records and to furnish the Buyer and its advisors all such documents, records and information with respect to its properties and business and copies of any work papers relating thereto as the Buyer shall from time to time reasonably request. In addition, the Seller shall permit the Buyer and the Buyer's accountants, counsel, environmental consultants, employees and other representatives reasonable access to such personnel of the Seller during normal business hours as may be necessary or useful to the Buyer in its review and testing of the properties of the Seller, the business of the Seller and the above-mentioned documents and information. In order to minimize interference with the conduct of the business of the Seller, all such access shall be coordinated through the President of the Seller or a person designated by the President, provided that the President or his designee shall be reasonably available during the normal business hours of the Seller for such coordination. The Seller shall keep the Buyer informed as to the affairs of its business and shall consult with the officers of the Buyer on important matters pertaining to its business and properties. The Seller shall use its best efforts to cause its certified public accountants to give to the Buyer and its advisors reasonable access to their books, records and work papers relating to the Seller.

          3.1.4 Financials, etc. The Seller shall provide the Buyer, as soon as the same become available, copies of all financial statements in the form of management reports of the Seller for periods subsequent to the most recent Financial Statement which become available prior to the Closing Date, in each case certified as complete and correct by the President of the Company.

          3.1.5 Public Announcements. Except as required by law, the Seller shall not make any public announcement in respect of the transactions contemplated hereby without the Buyer's prior written consent.

          3.1.6 Filings and Authorizations. The Seller shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by them pursuant to Applicable Law in connection with the sale and transfer of the Assets pursuant to this Agreement and the consummation of the transactions contemplated hereby, including filings with California environmental authorities. The Seller, as promptly as practicable, (i) shall make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to them and give such reasonable undertakings, as may be required for them to consummate the transfer of the Assets and the other transactions contemplated hereby, (ii) shall use its best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it in order for it to consummate such transfer and such transactions, and (iii) shall use its reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder; and Seller shall coordinate and cooperate with the Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Buyer in connection herewith.

          3.1.7 Further Assurances. Following the Closing Date, the Seller shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances as reasonably have been requested by the Buyer to confirm and assure the rights and obligations hereinabove set forth. Following the Closing Date, the Seller shall maintain an account in one of its customary banks with a balance sufficient to pay all payables retained by it or expected to arise following the Closing Date.

          3.1.8 Access to Tax Information. The Seller shall provide the Buyer with complete and correct copies of all federal, state and local tax Returns of the Seller filed for the period beginning on May 3, 1991 and ending on the Closing Date. After the Closing, the Seller shall consult in good faith and cooperate fully with the Buyer regarding tax matters and shall make available to the Buyer as may be reasonably requested, and to any taxing authority, as may be reasonably requested by the Buyer all information, records or documents relating to tax liabilities or potential tax liabilities of the Seller for all taxable periods ending prior to the Closing Date.

          3.1.9 Covenant Not to Compete. The Seller recognizes and agrees that in order to adequately protect the Proprietary Information from disclosure (whether deliberate or inadvertent) to competitors, a covenant not to compete of limited duration and scope is necessary and desirable, and that the nature of Seller's business is such that use of the Proprietary Information anywhere in the world will harm the business being purchased from Seller pursuant hereto. The Seller and the Shareholder therefore each agree that for a period of sixty
(60) months after the Closing Date, for any reason whatsoever, neither of them (nor any of their affiliates) will directly or indirectly, either as an individual for his own account or enterprise, or as a partner, owner, joint venturer, officer, director, employee, agent, salesman, independent contractor, supplier, principal consultant, or 10% or more shareholder of any entity or third party:

               (i) market, sell or manufacturer the Products, or substantially similar products, or engage in or compete with the business of conducted by the Buyer in connection with the Assets;

               (ii) hire or solicit for employment, directly or indirectly, any of Buyer's personnel in any capacity whatsoever (which shall be deemed to include, without limitation, any existing or prospective employee, consultant or independent contractor of Buyer or any person who is such an employee, consultant or independent contractor of Buyer as at the Closing Date);

               (iii) attempt directly or indirectly to induce any of Buyer's personnel to leave the employ of, or discontinue such person's consultant, contractor, or other business association with the Buyer; or

               (iv) solicit, directly or indirectly, any client or account or prospective client or account of Buyer; or

               (v) interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise between the Buyer and any of its (or those that Buyer will have as a result of the transactions contemplated hereby) agents, customers, suppliers or employees.

     3.2 Covenants of the Buyer.

               3.2.1 Public Announcements. Prior to the Closing, except as required by law, the Buyer shall not make any public announcement in respect of the transactions contemplated hereby without the prior written consent of the Sellers.

               3.2.2 Filings. The Buyer shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with its acquisition of the Assets pursuant to this Agreement and the consummation of the transactions contemplated hereby, including filings with any California environmental authority. The Buyer shall coordinate and cooperate with the Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Seller in connection with the foregoing.

               3.2.3 Access to Tax Information. After the Closing, the Buyer and the Seller shall consult in good faith and cooperate fully with the Seller and shall make available to the Seller, as may reasonably be requested, and to any taxing authority, as may be reasonably requested by the Seller, all information, records or documents relating to tax liabilities or potential tax liabilities of the Seller for all taxable periods ending on or prior to the Closing Date; provided that the provision of such consultation, information, records or documents shall not unreasonably interfere with the business or operations of the Buyer or any affiliate of the Buyer. The Seller shall keep all information, records and documents relating to tax liabilities or potential tax liabilities confidential except as necessary or appropriate to prepare any Return involving Taxes or to defend against any tax audit or governmental claim regarding Taxes.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1 Conditions to Obligations of Each Party. The obligations of the Seller and the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          4.1.1 Required governmental filings, if any.

          4.1.2 Compliance with the Bulk Sales laws of the State of California.

          4.1.3 No Injunction, etc. Consummation of the transactions contemplated hereunder shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or Governmental Authority, and no such action or proceeding shall be pending or threatened by any Governmental Authority or private Person on the Closing Date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any damages or obtain other relief as a result of such transactions, and there shall not have been promulgated, entered, issued or determined by any court or Governmental Authority to be applicable to this Agreement any law, regulation, order, injunction, decree or judgment making the consummation of the transactions contemplated hereunder illegal and no proceeding with respect to the application of any such law, regulation, order, injunction, decree or judgment shall be pending.

          4.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Seller agrees to use its best efforts to cause to be fulfilled:

          4.2.1 Representations; Performance. The representations and warranties of the Seller contained in section 2.1 shall be true and correct at and as of the date hereof and shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date except as affected by the transactions contemplated hereby. The Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Seller, to the effect set forth above in this section 4.2.1.

          4.2.2 Tender of All Assets. At the Closing, the Sellers shall have tendered all of the Assets for purchase as provided in section 1.12.

          4.2.3 U.S. Patent No. 4845816. Prior to the Closing Date, Seller shall have received a valid assignment of U.S. Patent No. 4845816. At the Closing, Seller shall deliver to Buyer a valid assignment of U.S. Patent No. 4845816.

          4.2.4 Other Assets. To the extent that Seller does not possess all right, title and interest in and to any and all of the Assets on the date hereof, on or prior to the Closing

Date Seller shall have, by instruments satisfactory to Buyer, acquired all right, title and interest in and to all of the Assets.

          4.2.5 Governmental Approvals. All permits, orders, approvals and consents of, notices to, and registrations and filings, and other Governmental Approvals, by or with any Governmental Authority, including, but not limited to, the United States Environmental Protection Agency and the California Environmental Protection Agency which are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made on terms and conditions satisfactory to the Buyer and all such permits, orders, approvals and consents shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Authority.

          4.2.6 Consents. Any consent to the transactions contemplated by this Agreement required by any Governmental Authority or under any agreement or contract to which the Seller is a party or by which it is bound, the withholding of which would have a Material Adverse Effect, shall have been obtained and delivered to the Buyer.

          4.2.7 Lease. The Seller shall obtain an Estoppel Certificate from its Landlord with respect to that certain lease for its premises located in Los Gatos, California, (the "Company Premises"), stating that the Lease is in full force and effect, and that the Seller is not in default under such lease.

          4.2.8 Opinion of Counsel. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from counsel for the Seller and acceptable in form and substance to Buyer's counsel.

          4.2.9 Proceedings. All corporate and other proceedings of the Seller that are required or necessary in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          4.2.10 Buyer's Responsibility for Certain Taxes. Buyer shall bear full responsibility for sales taxes arising as a consequence of the transactions described herein.

          4.2.11 Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence inquiry in accordance with the provisions of section
3.1.3 above. The Buyer shall have been satisfied that Seller have complied with all covenants set forth in section 3.1 above, and that all representations and warranties contained in section 2.1 above remain true and accurate. In the event that the Buyer is not so satisfied, it shall be relieved of all obligations under this Agreement, including the obligation to consummate the transactions contemplated hereunder.

     4.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use its best efforts to cause to be fulfilled:

          4.3.1 Representations; Performance. The representations and warranties of the Buyer contained in section 2.2 hereof shall be true and correct at and as of the date hereof and shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such time, except as affected by the transactions contemplated hereby. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by its President or a Vice President to the effect set forth above in this section 4.3.1.

          4.3.2 Further Agreements. Buyer shall have delivered to Arthur Honegger, president of Seller, an offer of employment.

          4.3.3 Opinion of Counsel. The Seller shall have received an opinion, addressed to them and dated the Closing Date, from Hannoch Weisman, A Professional Corporation, counsel for the Buyer and acceptable in form and substance to Seller's counsel.

          4.3.4 Corporate Proceedings. All corporate and other proceedings of the Buyer in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Seller and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.


                                   ARTICLE V

                                  TERMINATION

     5.1 Termination.

     (a) Termination of Agreement. Each of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement and such breach has caused or is reasonably likely to cause a Material Adverse Effect, or (B) if the Closing shall not have occurred on or before October 31, 1994;

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement and such breach has caused or is reasonably likely to cause a Material Adverse Effect, or (B) if the Closing shall not have occurred on or before October 31, 1994.

     (b) Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of section 5.1(a), this Agreement shall become void and have no effect, without any liability on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives or stockholders, to any other party to this Agreement in respect of this Agreement, except for any liability resulting from such party's breach of this Agreement.


                                   ARTICLE VI

                           DEFINITIONS; MISCELLANEOUS

     6.1 Definition of Certain Terms. The following terms shall have the following meanings:

     Applicable Law: means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, ordinances, orders or directives of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.

     Assets means the following:

          (i) Machinery and Equipment. All right, title and interest in and to all machinery and equipment, patterns, furniture, furnishings, fixtures, plant and office equipment, leasehold improvements, vehicles, supplies and tools and dies which constitute part of Seller, without limitation, those listed on Schedule A hereto.

          (ii) Inventory and Receivables. All inventory of raw materials, work-in-process and finished products of Seller.

          (iii) Contracts and Commitments. All right, title and interest of Seller in and to the agreements, contracts, commitments and leases of real and personal property and purchase or sale orders related to Seller including, without limitation, those listed on Schedule 2.1.11 hereto; provided that to the extent the assignment of any agreement, contract, lease or purchase or sale order requires the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof, but the Buyer and the Seller agree that the Seller will use its best efforts to obtain the written consent of the other parties to such agreements, contracts, leases and purchase and sale orders to the assignment thereof to the Buyer as soon as practicable, and if such consent is not obtained, the Seller will cooperate with the Buyer in any reasonable arrangement (including but not limiting subcontracting, sublicensing or subleasing) designed to provide for the Buyer the benefits under all such agreements, contracts, leases and purchase and sale orders, including enforcement for the benefit and at the expense of the Buyer, of any and all rights of Seller against any other parties thereto arising out of the breach or cancellation thereof by any other party thereto.

          The Buyer hereby agrees to make all payments under, and comply with all terms and conditions of, all of the aforesaid contracts and agreements of Seller even if the Seller has not secured consents necessary to assign said contracts and agreements to the Buyer on the Closing Date or if any such contract or agreement is not otherwise transferred pursuant to the terms hereof, but only to the extent that the Buyer is afforded the benefits of such contracts and agreements.

          (iv) Books and Records.

               (A) All books and records, including but not limited to all correspondence, books, files, documents, sales literature, customer lists, customer records, engineering drawings and records, research and development records, operating records, records with respect to intellectual property and other records, which constitute part of Seller.

               (B) The records relating to the Real Property, including but not limited to all design drawings, surveys, back title information, plot plans, building systems drawings for heating, ventilation and air conditioning and the correspondence files from the Seller's engineering department.

               (C) After the Closing, the Buyer shall give the Seller and its representatives reasonable access to the aforesaid books and records and the Buyer shall give the Seller written notice prior to the removal or destruction of such books and records. The notice prior to removal shall contain the new location where the books and records are to be stored, and shall be given so as to provide the Seller sufficient time to copy the documents to be removed if the Seller chooses. The Buyer shall, in the event of a decision to destroy the books and records, give the Seller the books and records if so requested by the Seller.

          (v) Intellectual Property. All right, title and interest of Seller in and to all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, know how, trade secrets, confidential and proprietary information, processes, technologies and methods which constitute part of Seller including, without limitation, those listed on
Schedule 2.1.13 hereto, and the goodwill relating to the foregoing. The Seller shall transfer the patents, patent applications and trademarks referred to in this subparagraph (v) by executing and delivering to the Buyer at the Closing the assignments referred to in Section 4.2.3 above.

          (vi) Permits. All Federal, state, regional and local permits, licenses, certificates, approvals and similar authorizations constituting part of Seller to the extent they are assignable or transferable. To the extent that any permit, license, certificate, approval or other authorization is not assignable or transferable, the Seller shall use its best efforts and will cooperate with the Buyer in order for the Buyer to obtain such permit, license, certificate, approval or authorization as soon as possible.

          (vii) Software. All right, title and interest of the Seller Company in and to the computer software programs which constitute part of Seller.

          (viii) Petty Cash, Etc. All right, title and interest of the Seller in and to the petty cash and travel and other advances which constitute part of Seller.

     Assumed Liabilities: means all of those and only those liabilities expressly assumed pursuant to Section 1.4 of this Agreement.

     Buyer: as defined in the first paragraph of this Agreement.

     Closing: as defined in section 1.2.

     Code: the Internal Revenue Code of 1986, as amended.


     Company Business: the condition (financial or other), properties, assets, liabilities, business, operations or prospects of the Company, taken as a whole.

     Confidential Processes: as defined in section 2.1.13.

     Disclosure Schedule: the disclosure schedule, dated the date hereof, which has been delivered to the Buyer by the Seller and initialled by the Seller for identification.

     Environmental Damages: means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), costs and expenses, including costs and expenses of defense of any claim and of any settlement of claims, including, without limitation, reasonable attorneys' fees and consultants' fees, which are incurred at any time as a result of the existence of Hazardous Material upon, about or beneath the Premises or migrating or threatening to migrate to or from the Premises, or arising in any manner whatsoever out of any violation of Environmental Requirements pertaining to the Premises and the activities thereon or to the past or present operations of the Seller or to the future operations of the Seller, including without limitation:

          (i) damages for personal injury, or injury to property or natural resources, including but not limited to claims brought by or on behalf of employees of the Seller, occurring upon or off of the Premises, whether foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, interest and penalties;

          (ii) diminution in the value of the Premises and damages for the loss of or restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Real Property;

          (iii) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs and liabilities (including liabilities to indemnify any Person for costs) incurred in connection with the investigation or remediation of such Hazardous Materials or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remedial, removal, containment, restoration or monitoring work required by any Governmental Authority, or reasonably necessary to make full economic use of the Premises or any other property or otherwise expended in connection with such conditions: and

          (iv) damages and claims resulting from the off-site disposal of Hazardous Materials which derived from the use, generation, storage, treatment, transportation or disposal of Hazardous Materials by the Sellers or the Company.

     Environmental Requirements: means requirements, liabilities and obligations under or by reason of all Applicable Laws relating to the regulation or protection of health, safety or the environment, including, without limitation:

          (i) all requirements pertaining to reporting, licensing, permitting, registering, investigation or remediation of emissions, spills, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and

          (ii) all requirements pertaining to the protection of the health and safety of employes or the public; and

          (iii) all requirements pertaining to natural resources.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended.

     Financial Statements: the financial statements of the Seller delivered to Buyer pursuant to Section 2.1.6 above and any additional interim financial statements in the form of management reports delivered pursuant to section 3.1.4 hereof, certified in each case as complete and correct by the President of the Seller, including in each case a balance sheet, a statement of income and retained earnings and a statement of cash flows.

     GAAP: means United States generally accepted accounting principles as in effect from time to time.

     Governmental Approval: means an authorization, consent, approval, permit, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority, including, without limitation, the United States Environmental Protection Agency and California Environmental Protection Agency.

     Governmental Authority: means any nation or government, any regional, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction.

     Hazardous Materials: means any chemical substance:

          (i) the presence of which requires investigation, removal or remediation under any Applicable Law; or

          (ii) which is or becomes defined as a "hazardous waste" or "hazardous substance" under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.); the Hazardous Substance Account Act (Cal. Health & Safety Code, Section 25300 et seq.) or the Hazardous Waste Control Act (Cal. Health & Safety Code Section 25100 et seq.); or

          (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, teratogenic or otherwise hazardous and is or becomes regulated by any Governmental Authority or Applicable Law; or

          (iv) the presence of which causes or threatens to cause a nuisance, whether public or private, upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the Premises or to the health or safety of any Person on or about the Premises or poses or threatens to pose a hazard or damage to the environment or any natural resource; or

          (v) without limitation which contains waste oil, gasoline, diesel fuel or other petroleum hydrocarbons; or

          (vi) without limitation which contains PCBs or asbestos containing materials.

     Indemnified Party: as defined in section 6.2

     Intellectual Property: as defined in section 2.1.13.

     Lien: any mortgage, pledge, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien or charge of any kind, including, but not limited to, any lien by a Governmental Authority or other Person under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C., Section 9601 et seq.), the Hazardous Substance Account Act (Cal. Health & Safety Code,
Section 25300 et seq.) or other Applicable Law.

     Material Adverse Effect: an effect which, directly or indirectly, subjects the Company to any liability, damage, deficiency, loss, cost or expense of $5,000 or more or which otherwise has or will have a material adverse effect on the Company Business (other than a matter of general economic or political nature which does not affect the Company uniquely).

     Multiemployer Plan: a "multiemployer plan" within the meaning of section 3(37) of ERISA.

     PCBs: as defined in section 2.1.17(c).


     Person: any natural person, firm, partnership, association, corporation, trust or Governmental Authority.

     Plan: any pension, retirement, profit sharing, stock bonus or other plan of deferred compensation, any medical, dental or other health benefit plan, any life insurance, disability insurance or accident insurance plan, any severance plan, policy or arrangement, or any other employee benefit plan within the meaning of Section 3(3) of ERISA an any bonus, incentive, stock option, restricted stock or other equity based compensation program to which the Seller is party, to which the Seller contributes or in connection with which the Seller is or could become liable for contributions, or under which employees of the Company participate or have a right to receive benefits.

     Premises: means the Real Property and any other real property at any time owned or leased by the Seller.

     Products: as defined in section 2.1.21(a).

     Proprietary Information: as defined in section 2.1.13.

     Real Property: as defined in section 2.1.10(a).

     Returns: all reports, estimates, declarations, information statements and returns due under all foreign, federal, state or local laws or regulations, as appropriate, relating to Taxes.

     Taxes: means all federal, state, local and foreign taxes, assessments and governmental charges, of any nature, kind or description (including, without limitation, all income taxes, franchise taxes, withholding taxes, estimated taxes, unemployment insurance, social security taxes, payroll taxes, sales and use taxes, excise taxes, occupancy taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and withholding taxes) and all interest, additions to tax and penalties with respect thereto, whether such interest, additions or penalties arise before or after the Closing Date.

     Transaction Agreements: as defined in section 2.1.2.

     6.2 Indemnification. (a) The Seller and the Shareholder jointly and severally covenant and agree to defend, indemnify and hold harmless the Buyer and its affiliates, and each of its respective officers, directors, employees and agents from and against any and all liability, obligation, loss, cost, deficiency or damage (whether absolute, accrued, conditional or otherwise) and including reasonable attorneys' fees incurred in the investigation or defense of any of the same, resulting from or arising out of (i) the incorrectness of any representation or warranty made by the Sellers herein or in connection herewith (other than under section 2.1.9, which is dealt with separately under section 6.2(b), and under section 2.1.17, which is dealt with separately under section 6.2(c), (ii) the failure of the Seller to perform any covenant or fulfill any other obligation contained herein (other than under section 3.1.8, which is dealt with separately under section 6.2(b)), the conduct of the business of the Seller after the date hereof and before the Closing Date in violation of the provisions hereof.

          (b) The Seller and the Shareholder jointly and severally covenant and agree to defend, indemnify and hold harmless the Buyer and its affiliates, and each of its respective officers, directors, employees and agents against, any or all liabilities of the Seller for Taxes with respect to (i) any taxable year or any tax period ending on or before the Closing Date or (ii) the period up to and including the Closing Date for a taxable year or tax period beginning before and ending after the Closing Date. Taxes for which the Seller shall be liable and against which the Seller and the Shareholder shall hold Buyer and the Company harmless under the preceding sentence shall include, without limitation, any Taxes which are assessed against Buyer the liability for which arises as a result of an audit or other official inquiry prior to or following the Closing Date. The Seller and the Shareholder also jointly and severally covenant and agree to indemnify the Buyer against reasonable attorneys' fees incurred in the investigation or defense of any claim for Taxes which are assessed against Buyer with respect to the periods described in the first sentence of this section 6.2(b). The Seller and the Shareholder also jointly and severally covenant and agree to defend, indemnify and hold harmless the Buyer and its respective officers, directors, employees and agents from and against any and all liability, obligation, loss, cost, deficiency or damage (whether absolute, accrued, conditional or otherwise) and including reasonable attorneys' fees incurred in the investigation or defense of any of the same resulting from or arising out of the incorrectness of any representation or warranty made by the Sellers in section 2.1.9 or breach of the covenants contained in section 3.1.8, but only to the extent such indemnified persons are not otherwise held harmless against such breach under the first sentence of this section 6.2(b).

          (c) (i) The Seller and the Shareholder further jointly and severally covenant and agree to indemnify, defend and hold harmless the Buyer from and against any and all Environmental Damages assessed against or incurred by Buyer including, without limitation, liability, obligation, damage, loss, judgment or expense, including reasonable attorneys fees incurred by the Buyer subsequent to the Closing Date arising out of (w) any failure by Seller to comply fully with all applicable laws and requirements of any Governmental Authority having jurisdiction or authority over environmental, health or safety matters, including, but not limited to, the United States Environmental Protection Agency and the California Environmental Protection Agency, with regard to the Real Property; (x) any of Seller's activities as a result of compliance with the requirements of the United States Environmental Protection Agency or the California Environmental Protection Agency; (y) the use, generation, storage, treatment, transportation or disposal of Hazardous Material resulting from activities or operations of the Seller, any predecessor entities of the Seller or third parties on the Premises prior to the Closing Date; or (z) the generation, storage, treatment, transportation or disposal of Hazardous Materials deriving from the activities or operations of the Seller at any off-site location prior to the Closing Date.

               (ii) The Buyer indemnifies, defends and holds harmless the Seller from and against any and all liability, obligation, damage, loss, judgment or expense, including reasonable attorneys' fees incurred in the investigation or defense of same, claimed against or incurred by the Seller subsequent to the Closing Date arising out of the use, generation, storage, treatment, transportation or disposal of Hazardous Materials as a result of operations or activities of the Buyer on the Real Property subsequent to the Closing Date.

               (iii) In no event shall either the Buyer, or the Seller, be entitled to indemnification under this section 6.2(c) for any claims for indemnification under this section 6.2(c) arising after the expiration of a period of five years commencing on the Closing Date.

          (d) The Buyer covenants and agrees to defend, indemnify and hold harmless the Seller from and against any and all liability, obligation, damage, loss, cost, deficiency or damage (whether absolute, accrued, conditional or otherwise) and including reasonable attorneys' fees incurred in the investigation or defense of any of the same, resulting from or arising out of
(i) the incorrectness of any representation or warranty made by the Buyer herein or in connection herewith, or (ii) the failure of the Buyer to perform any covenant or fulfill any other obligation herein.

          (e) Any payment made by the Seller to the Buyer Indemnitees, on the one hand, or by the Buyer to the Seller, on the other hand, pursuant to this section 6.2 in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the indemnified party, and (ii) shall be (A) reduced by an amount equal to the Tax benefits, if any, attributable to such claim and (B) increased by an amount equal to the Taxes, if any, attributable to the receipt of any indemnity payment pursuant to the provisions hereof in respect of such claim, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the Seller or the Buyer or any consolidated, combined or unitary group of which the Buyer or the Seller is or are a member.

          (f) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified

Party may participate in such defense, but only at such Indemnified Party's expense pursuant to this section 6.2, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in the a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall reasonably and in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or ability to conduct its business, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or lawsuit relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the amount of the indemnity required to be paid by the Indemnifying Party shall be limited to the amount which the Indemnifying Party is able to demonstrate that it could have settled the matter for immediately prior to the time of assumption. In the event that the Indemnified Party does not accept the defense of any matter as above provided, the Indemnifying Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand; provided, however, that the Indemnifying Party shall not accept settlement of any such claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In any event, the Seller and the Buyer shall cooperate in the defense of any action or claim subject to this section 6.2 and the records of each shall be available to the other with respect to such defense.

     6.3 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

          (a) except as set forth in sections (b) and (c) below, the representations and warranties contained in sections 2.1 and 2.2 shall survive for a period of five years following the Closing Date;

          (b) the representations and warranties contained in sections 2.1.1, 2.1.2, 2.1.5 and 2.2.2 shall survive without limitation; and

          (c) the representations and warranties contained in section 2.1.9 shall survive 120 days following the date that any tax period covered by such representations and warranties remains open, in whole or in part, and subject to audit and/or adjustment including without limitation by reason of waiver of any statute of limitations.

     6.4 Representation by Counsel. Each party hereto has been represented by separate and independent counsel in connection with the negotiation, preparation and execution of this Agreement.

     6.5 Expenses. The Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and accountants' fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated, provided that the Seller, on the one hand, and the Buyer, on the other hand, shall pay to the other all such expenses, costs or fees incurred by the other if such party shall materially breach its obligations hereunder. No such expenses, costs or fees shall be paid by or charged to the business of Seller, except that the Seller may, at its option and to the extent permitted by generally accepted accounting principles, cause a portion of such expenses, costs and fees to be paid by from the business of Seller on a date at least five days prior to the Closing Date, provided that all such payments by the Seller shall be included in determining the Final Net Book Value.

     6.6 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     6.7 Notices. All notices, requests, demands and other communications made in accordance with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (b) transmitted by hand delivery, telecopy, telegram or telex, addressed as follows:

          (i) if to the Buyer,
              DRS Precision Echo, Inc.
              3105 Patrick Henry Drive
              Santa Clara, CA  95054
              Attention:  Stuart F. Platt, President

              with a copy to:

              Hannoch Weisman
              A Professional Corporation
              4 Becker Farm Road
              P.O. Box 1040
              Roseland, New Jersey  07068-3788
              Attention:  Nina Laserson Dunn, Esq.


         (ii) if to the Seller,

              Ahead Technology Corporation
              103 Cooper Ct.
              Los Gatos, CA  95030
              Attention:  Arthur Honegger, President

              with a copy to:

              Campeau & Thomas
              A Law Corporation
              55 South Market Street
              Suite 1660
              San Jose, CA  95113
              Attention: Scott L. Goodsell, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     6.8 Miscellaneous.

          6.8.1 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          6.8.2 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and supersedes specifically those certain letters to Robert Van Houtven and Arthur Honegger dated April 20,1994 and April 1, 1994.

          6.8.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          6.8.4 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of California. The Buyer, the Seller and the Shareholder hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The Buyer and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in clause (a) of section 6.7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          6.8.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          6.8.6 Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the Buyer and the Seller.

          6.8.7 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          6.8.8 Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ATTEST:                                        PRECISION ECHO ACQUISITION CORP.


    STEVE CONLISK                                       STUART F. PLATT
_______________________                        By:_____________________________
        V.P.                                      Stuart F. Platt, President




                                               AHEAD TECHNOLOGY CORPORATION


    SCOTT GOODSELL                                      ARTHUR HONEGGER
________________________                       By:_____________________________
                                                  Arthur Honegger, President


WITNESS:

    SCOTT GOODSELL                                      ARTHUR HONEGGER
________________________                       ________________________________

                                               Arthur Honegger